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                             EMPLOYMENT AGREEMENT

                                                                   Exhibit 10.10
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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT made as of this 21st day of August, 1995 ("Agreement"), by and among IMT ACQUISITION CORP., a Delaware corporation (the "Company"), APOLLO HOLDING, INC., a Delaware corporation ("Apollo") and MICHAEL
B. ALEXANDER, an individual (the "Executive").

                                   WITNESSETH:

     WHEREAS, Apollo and the Company have entered into the Agreement and Plan of Merger dated as of April 6, 1995 (the "Merger Agreement") with Intermetrics, Inc., a Delaware corporation ("Intermetrics"), pursuant to which, among other things, the Company will merge (the "Merger") with and into Intermetrics and the holders of the then outstanding shares of the common stock of Intermetrics will receive a price of $6.80 per share.

     WHEREAS, Apollo and the Company (references hereinafter to Company include the Surviving Corporation as defined in the Merger Agreement) wish to retain the services of the Executive as Chairman and Chief Executive Officer of Apollo and the Company and the Executive is willing, upon the terms and conditions herein set forth, to serve as Chairman and Chief Executive Officer of Apollo and the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Company and the Executive, intending to be legally bound hereby, agree as follows:

     1. Employment; Purchase of Apollo Common Stock.

     (a) Subject to the terms and conditions hereinafter set forth, Apollo and the Company hereby each employ the Executive as Chairman (subject to being reelected each year by the Board of Directors of the Company) and Chief Executive Officer of Apollo and the Company, and the Executive hereby accepts such employment.

     (b) As a condition to his employment under this Agreement, at or prior to the Closing Date under the Merger Agreement, Executive agrees to (or to cause AFH Partners, L.P. ("AFH") to):

      (i) purchase 1 share of Common Stock of Apollo ("Common Stock") for $100 which will be exchanged at Closing for Class A Common Stock;

      (ii) purchase 42,400 shares of Class A Common Stock for $265,000 (based on a price per share of $6.25); and

      (iii) contribute cash plus all of the outstanding shares of Intermetrics owned by AFH to the capital of Apollo in an aggregate amount of $735,000 in exchange for 117,600 shares of Class A Common Stock of Apollo to be owned by AFH (based on a price per share of $6.25).

Executive's contribution to capital will in the aggregate have a value of (A) $735,OOO equal to 13.87% of the outstanding shares of
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Common Stock of Apollo on the Closing Date, and (B) $265,000 equal to 5% of the outstanding shares of Apollo on the Closing Date. The Executive agrees to execute or cause AFH to execute the (i) Subscription and Stockholders Agreement dated as of August 21, 1995, among Apollo and its stockholders (the "Stockholders Agreement"), and (ii) Escrow Agreement dated as of June 9, 1995 among Apollo, AFH and Shereff, Friedman, Hoffman & Goodman, L.L.C.

     2. Term. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Term") shall commence with the Closing Date (as defined in the Merger Agreement) ("Commencement Date"), and shall terminate upon the earlier of (a) the fifth anniversary of the Commencement Date or (b) the date on which the employment of the Executive hereunder is terminated pursuant to Section 7 hereof.

     3. Duties and Authority. During the Employment Term, the Executive shall render his services to the Company and Apollo as Chairman and Chief Executive Officer of the Company and Apollo. In addition to the foregoing, the Executive shall hold, without additional compensation therefor, a seat on Apollo's and the Company's Board of Directors, and such other offices, directorships or memberships on committees of Apollo and/or any direct or indirect subsidiary of Apollo to which, from time to time during the Employment Term, the Executive may be elected or appointed. During the Employment Term, the Executive shall devote his full business time, efforts, energy and skill solely to the business of the Company in accordance with the reasonable directions and policies of the Board of Directors of Apollo and in accordance with Executive's talent, skill and experience in a prudent manner and will use his best efforts to promote the interests thereof. The Executive may continue to serve as an outside director for those companies and organizations listed on Schedule 5. The Executive shall have the authority to cause and direct the business of the Company to be carried out within the business and financial objectives of the Company's strategic, capital and annual business plans as approved by the Board of Directors of Apollo and the Company. Apollo and the Company shall not demote the Executive from his position as Chief Executive Officer of the Company and Apollo.

     4. Compensation.

            (a) Base Salary. In consideration of the services to be rendered by the Executive pursuant to this Agreement, including, without limitation, any services which may be rendered by the Executive as an officer, director or member of any committee of Apollo or any direct or indirect subsidiary of Apollo, the Company shall pay or cause to be paid to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of three hundred thousand dollars ($300,000.00) per annum (the "Base Salary"). The Base Salary shall increase by at least five percent each anniversary date of this Agreement, plus by such

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      additional amounts as may be approved from time to time by the Board of
      Directors of Apollo, in its sole discretion. In addition, commencing April 1, 1997 and each April 1 thereafter during the Employment Term, the Executive shall be paid a tax anticipation payment ("TAP") of fifty thousand dollars ($50,000) by the Company (provided that if Executive's employment is terminated because the Employment Term has ended, the final payment shall be paid to Executive on the termination date). The Company's obligation to pay Base Salary and TAP shall begin to accrue on the Commencement Date and shall be payable in accordance with the standard payroll practices of the Company which are in effect from time to time during the Employment Term. The Executive's Base Salary and TAP shall be subject to all applicable withholding and other taxes.

            (b) Performance Options. Apollo hereby issues Executive options ("Performance Options") to purchase up to an aggregate maximum of 50,880 shares (the "Maximum Option Shares"), which is equal to 6% of the Common Stock outstanding at the time of the Merger, of Class D Common Stock at the Option price of $6.25 per share ("Option Price") which are exercisable if the terms and conditions set forth below in this subsection (b) are satisfied. The Performance Options shall be granted for a ten-year period commencing on the Commencement Date, and shall become exercisable if, subject to Section 4(e), the Executive is employed by the Company on the date the Performance Options become exercisable (unless Executive is not employed because of the expiration of the five-year term of this Agreement), after the Company's receipt of its audited financial statements for a relevant fiscal year and if:


                  (i) (A) For each fiscal year during the five-year fiscal
            period commencing with the end of Apollo's 1997 fiscal year ((2/28/97) and ending at the end of Apollo's 2001 fiscal year (2/28/01) (although Executive shall have a period of 90 days thereafter to exercise the Performance Options), Executive shall be entitled to exercise Performance Options to purchase 10,176 shares, which is equal to 1.2% of the Common Stock outstanding at the time of the Merger, of Class D Common Stock at the Option Price per share if Apollo achieves the annual earnings ("Annual Earnings") and cumulative earnings ("Cumulative Earnings") targets set forth on
            Schedule 1 of this Agreement; or

                  (B) For each fiscal year during the five-year period
            commencing with the end of Apollo's 1997 fiscal year (2/28/97) and ending 90 days after the end of Apollo's 2001 fiscal year (2/28/01) in which Performance Options do not become exercisable by the Executive pursuant to the preceding subparagraph (A), the Board of Directors of Apollo shall have the full and complete discretion to permit exercises by the Executive of Performance Options to purchase 2,544 shares, which is equal to .3% of the Common Stock outstanding at the

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time of the Merger, of the Class D Common Stock at the Option Price per share.

     (ii) Subject to Section 4(e) (which is applicable if Executive's employment has been terminated, other than due to the expiration of the term of this Agreement, prior to an Exit Event), upon the occurrence of an Exit Event (as defined below), irrespective of when such event occurs, if (x) the Cumulative Earnings targets set forth on Schedule 1 to this Agreement up to the date when the Exit Event occurs have been achieved, or (y) the Exit Event conditions set forth in Section 4(c)(ii)(x) and (y) are met, the Executive shall be entitled to exercise Performance Options to purchase the Maximum Option Shares (after deducting the number of Performance Options previously exercised pursuant to subsection 4(b), such adjusted number being referred to herein as the "Adjusted Maximum Option Shares") at the Option Price per share.

     (iii) Within 90 days after termination of Apollo's 2001 fiscal year, if the Cumulative Earnings target set forth on Schedule 1 to this Agreement has been achieved, the Executive shall be entitled to exercise Performance Options to purchase the Adjusted Maximum Option Shares at the Option Price per share, provided, however, that the foregoing shall not apply if the Executive's employment has been terminated for cause or if the Executive voluntarily terminates employment prior to the end of the Employment Term. This provision shall apply if the Executive's employment is terminated pursuant to Sections 7(a), 7(b) or 7(c).

     (iv) For purposes of this Agreement, the term "Exit Event" shall mean (A)
(I) the sale, in a single transaction or series of related transactions, of 50.01% or more of the consolidated assets of Apollo generating 50.01% of the consolidated revenues (including Intermetrics, as successor by merger) or (II) after September 30, 1995, a change of 50.01% or more in the beneficial ownership of the outstanding Common Stock of Apollo or the Company on September 30, 1995 (other than changes in beneficial ownership because of transfers of Common Stock of Apollo to Permitted Transferees as defined in the Stockholders Agreement or pursuant to Section 5.11 of the Stockholders Agreement), (B) the merger or consolidation of Apollo or the Company into another company where Apollo or the Company is not the surviving entity or where the stockholders of Apollo or the Company prior to the merger or consolidation do not own such number of the shares of the surviving entity as is sufficient to control the surviving entity, or (C) a public offering is completed which results in aggregate gross proceeds of sale of at least $18,750,000, and the Company's or Apollo's outstanding Common Stock having an aggregate market valuation of at least $75,000,000; or the Company or Apollo has a class of common

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stock registered under the Securities Exchange Act of 1934 and the conditions set forth in Section 4(c)(ii)(x) and (y) have been met.

     (v) For purposes of this Section 4(b), Annual Earnings and Cumulative Earnings shall be computed based upon the guidelines set forth in Schedule 1 to this Agreement.

(c) Sale Bonus Options.

      (i) Subject to Section 4(e) (which is applicable if Executive's employment has been terminated prior to an Exit Event), in addition to the Maximum Option Shares granted pursuant to Section 4(b) of this Agreement, Apollo hereby issues Executive options for a ten year period commencing on the Commencement Date (the "Sale Bonus Options") to purchase an additional 33,920 shares, which is equal to 4% of the Common Stock Outstanding at the time of the Merger, of Class D Common Stock at the Option Price which are exercisable only if the conditions set forth in Section 4(c)(ii)(x), (y) and (z) are satisfied. If the conditions are satisfied the Sale Bonus Options shall be exercisable for one day only, such day being the date of the closing of the Exit Event.

      (ii) At the time of an Exit Event, the following conditions must be met:

      (x) the internal rate of return to the holders of Apollo's Common Stock who purchased at the Closing (the "Original Holders") exceeds 40% in the aggregate, after dilution for exercise of warrants and options issued by Apollo, based on the Common Stock issued to all Original Holders at the Closing;

      (y) the value of the Original Holders' Common Stock is at least $26.5 million in cash or in value of other consideration, after dilution for exercise of warrants and options issued by Apollo, net of all expenses of sale (or if some of the shares of the Original Holders' Common Stock have been redeemed or repurchased by Apollo prior to the Exit Event and retired and/or canceled or held as treasury stock, such lower cash or value number equal to five times the Original Holders' investment in the shares issued pursuant to the Stockholders Agreement and not previously redeemed, repurchased or held by Apollo as treasury stock at the time of the Exit Event; and

      (z) after giving effect to the exercise of the Sale Bonus Options (including the dilution resulting therefrom), the return received by the Original Holders of the Company must be equal to or more than a 40% internal rate of return and must be equal to or more than five times their investment in the Securities ("Stockholder's Dilution");

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      provided, however, that the Executive may exercise that portion of Sale
      Bonus Options as do not cause a Stockholder's Dilution.

          (d) Bonuses. The Executive shall be entitled to receive two cash bonuses ("Cash Bonus"), each in the amount of $132,500, to be paid to the Executive by the Company on September 15, 1996, and on September 15, 1997, provided that on such dates the Executive is employed by the Company pursuant to this Employment Agreement; and such Cash Bonus shall be applied by the Executive to repay the Equity Investment Loan (as described in Section 5 (b)). If Executive is terminated for Cause pursuant to Section 7(a) hereof, or voluntarily terminates employment, Executive shall receive that portion of the Cash Bonus determined by multiplying the number of months that Executive has been employed hereunder (excluding partial months) divided by 24 and multiplied by $265,000 less any Cash Bonus which Executive has already received; provided that such Cash Bonus is used to pay the Equity Investment Loan.

            (e) Adjustment on Termination. In the event that Executive is terminated pursuant to Section 7(b), (c) or (d) of this Agreement prior to an Exit Event:

                  (i) the following shall apply to the Sale Bonus Options
            (Section 4(c) of this Agreement): at the time of the Exit Event, the Executive shall be entitled to exercise 5% of the total Sale Bonus Options (to the extent each would have been earned) for each calendar quarter or portion thereof the Executive was employed by the Company during the period from the Commencement Date to the Termination Date up to the maximum number of Sale Bonus Options which may be issued to Executive; and

                  (ii) The following shall apply to the Performance Options
            (Section 4(b)(i) and (ii) of this Agreement): the Executive shall be entitled to exercise a pro rata percentage of the Performance Options under Section 4(b)(i) and (ii) of this Agreement (to the extent that such Options would have been earned) for the full fiscal year in which the Termination Date occurs determined by multiplying 10,176 by a fraction, the numerator of which is the number of fiscal quarters or portion thereof in the fiscal year up to the Termination Date and the denominator of which is 4.

     With respect to options issued pursuant to Section 4(e)(ii), any exercise by Executive of his put rights under Section 5.05 or 5.06 or any exercise by Apollo of its call rights under Section 5.05 or 5.06 of the Stockholders Agreement, shall also apply to the same percentage of Performance Options issued under Section 4(e)(ii), except that the issuance date of such Securities shall be deemed to be the date of exercise of such Performance Options for purposes of calculating the Redemption Price (as defined in the Stockholders Agreement).

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     All Performance Options which become exercisable shall remain vested whether or not the Executive remains employed by the Company.

     (f) Preemptive Rights. The number of Performance Options and Sales Bonus Options shall be subject to the same anti-dilution protections, if any, that all Stockholders of Apollo may have with respect to shares of common stock of Apollo, as a group, on a pro rata basis with all other Stockholders including, without limitation pursuant to Section 5.09 of the Stockholders Agreement. If the number of Performance Options and Sales Bonus Options are adjusted pursuant to this provision, the exercise price of said options shall be adjusted if appropriate to maintain the relative rights of Executive and the other Stockholders, as determined in good faith by the Board of Directors of Apollo.

     (g) In the event of a stock split, stock dividend, reverse stock split or similar change in the Company's capital structure, appropriate adjustment in the number of option shares and the exercise price thereof shall be made by the Board of Directors of the Company in their absolute discretion in order to maintain the relative interests of the Company and the Executive.

     5. Employment Benefits and Loans. (a) Benefits. During the Employment Term, the Executive shall be entitled to the following employment benefits (collectively, the "Benefits"):

            (i) four weeks paid vacation in each year of the Employment Term and sick leave in accordance with the Company's policies from time to time in effect for executive officers of the Company;

            (ii) participation, subject to qualification requirements and provided Executive meets eligibility requirements, in medical or hospitalization plans, life insurance policies, dental plans and long-term and short-term disability policies which are presently in effect or hereinafter instituted by the Company and applicable to its executive officers generally ("Company-sponsored benefits") the Company agrees to pay in full for Executive's coverage under such policies;

            (iii) participation, subject to continued maintenance thereof by the Company and provided Executive meets eligibility and classification requirements, in other employee benefit plans which are from time to time applicable to the Company's executive officers generally;

            (iv) in addition to the Company's life insurance policies provided to executive officers, the Company will pay Executive the actual cost of life insurance premiums for life insurance obtained by the Company on the life of Executive in the amount of $1,000,000 payable to beneficiaries designated by Executive;

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            (v) the Company shall reimburse Executive for reasonable documented moving expenses plus any amount Executive is required to pay for income tax as a result of receipt of such moving expenses, up to an aggregate maximum amount of $15,000; and

            (vi) the Company shall provide Executive a car in accordance with the Company's policies with respect to cars.

Executive agrees to submit to an annual physical examination, which examination shall take place in the metropolitan Boston or New York City area (the "Area"), at the Company's expense prior to the execution of this Agreement with respect to life and disability insurance to be maintained on Executive by the Company. Each year during which this Agreement is in effect the Company agrees to pay for one physical examination in the Area, and the Executive agrees to have such annual physical examination. The Executive agrees to deliver to the Company pursuant to this Agreement, copies of any physical examination reports received from the doctor conducting the examination. The Executive's coverage under the life and disability insurance policies referenced throughout this Agreement shall be in force with the insurance company selected by the Company no later than forty-five (45) days after the Commencement Date or such later date as the Company can obtain such policies using its best efforts.

            (b) Loans. On the Closing Date under the Merger Agreement, Apollo shall cause the Company to make a loan to the Executive in the aggregate amount of $265,000 (the "Equity Investment Loan"), which Equity
      Investment Loan shall be a full recourse loan to the Executive, of which the Executive shall use the Equity Investment Loan solely to purchase 42,400 shares of Class A Common Stock of Apollo (based on a price per share of $6.25). A form of the secured promissory note evidencing the Equity Investment Loan is attached hereto as Schedule 2 to this Agreement (the "Note") and a Pledge Agreement securing payment of the Note is attached hereto as Schedule 3. Upon termination of employment, Executive shall apply any Cash Bonus received at termination to the Equity Investment Loan and to the extent the Equity Investment Loan is not paid in full, the Executive shall have forty-five days from the date of termination to pay off the Note. If the Note is not paid within such time period, the balance of the Note shall be canceled and Executive shall endorse over to the Company that number of shares purchased by the Note and not paid for upon cancellation of the Note in accordance with the Pledge Agreement. Commencing on December 1, 1995 and on December 1 of each year thereafter during the Employment Term, the Executive shall be paid an amount equal to the pre-tax amount of the interest charged to the Executive for the $265,000 Equity Investment Loan made to the Executive ("Interest Component"). The Interest Component shall be subject to all applicable withholding and other taxes.

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     6. Expenses. During the Employment Term, the Company will reimburse the
Executive, upon presentation of proper vouchers, for all reasonable travel, entertainment and other out-of-pocket expenses reasonably and appropriately incurred by the Executive in the performance of his duties hereunder.

     7. Termination.

            (a) Cause. The Company may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for Cause, effective as of the date (the "Termination Date") of written notice (the "Termination Notice") to the Executive specifying the nature of such Cause. For purposes of this Agreement, "Cause" shall mean if the Executive
      (i) fails or refuses to act in any material respect in accordance with the reasonable directions of the Board of Directors or Chief Executive Officer of Apollo or the Company in a manner that would constitute an act of insubordination or is in continuing willful material breach of this Agreement; provided, however, that in such case the Company shall give Executive a Termination Notice specifying the directions the Executive failed to follow or the material breach of this Agreement, and the Executive shall have a reasonable period of time after the date of the notice to cure such action; (ii) has been convicted of a felony; or (iii) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment. During the cure period referred to in subsection (i) the Board of Directors of Apollo may cause the Company to suspend the employment of the Executive hereunder if the conduct of the Executive constituting Cause is deemed to have a potential negative effect on the Company in the Board of Director's sole determination. If the Executive has not cured such action within the specified cure period, the employment of the Executive shall be terminated by the Company for Cause. If the employment of the Executive hereunder is terminated pursuant to this Section 7(a), the Company and Apollo shall have no further obligations to the Executive hereunder after the Termination Date other than the payment of Base Salary accrued and unpaid under Section 4 hereof through the Termination Date, or except as otherwise provided by law.

            (b) Termination by the Company for actions other than Cause. After two years from the date of closing of the Merger, for actions other than Cause, the Company may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any or no reason by delivery to him of a Termination Notice; provided, however, the Company may not terminate Executive for any reason other than for Cause if the Annual and Cumulative Targets set forth on Schedule 1 are being met. Such termination shall be effective on the date of the Termination Notice; provided, however, that (i) the Company shall continue to pay the Executive, for a period ("Payment Period") of the lesser of (i) thirty-six (36) months following the Termination Date, or (ii) the remaining term of this Agreement, the Executive's Base Salary (not to exceed

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      an aggregate amount of $900,000 or $25,000 per month) plus TAP in accordance with the provisions of Section 4(a) hereof and medical benefits as in effect during the year of such termination and disability benefits set forth in Section 7(c) (payment by the Company for Base Salary shall be mitigated to the extent that during the 24 to 36 month period following the termination hereunder (to the extent any of such period is part of the Payment Period), Executive becomes employed by a third party and payment by the Company for TAP, medical and disability insurance coverage for the Executive shall be terminated at the earlier of the end of the Payment Period or when Executive becomes employed by a third party); and (ii) the benefits in Section 4(e) of this Agreement shall apply. The Executive shall also be entitled to exercise the applicable "put" provision under the Stockholders Agreement with respect to shares of Apollo Common Stock owned by the Executive set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this
      Section 7 (b) the Company and Apollo shall have no further obligations hereunder except as expressly provided herein, or as otherwise provided by 1aw.

            (c) Disability.

            (i) Temporary Disability. In the event that any time during the Employment Term, the Executive, due to physical or mental injury, illness, disability or incapacity, shall fail to render satisfactorily the services to be performed by the Executive under this Agreement either for a consecutive period of three (3) months or for a non-consecutive period of six (6) months within any twelve month period, the Board of Directors of the Company may, at its option, determine that such disability is long term or place the Executive on temporary disability leave during the subsequent pendency of such injury, illness, disability or incapacity for a period of up to three (3) months or until subparagraph (c)(ii) becomes applicable if the Executive is disabled for more than three months, during which period the Company shall continue to pay (to the extent not paid pursuant to disability insurance provided by the Company) to the Executive the Base Salary as provided in Section 4(a) and the Company-Sponsored Benefits, but only to the extent permitted by such policies or plans.

            (ii) Long-Term Disability. If such injury, illness, disability or incapacity persists and is long-term (any such disability shall be deemed to be long-term in nature if the Executive's physician advises the Board of Directors of Apollo that such disability can be expected to last for a period of at least six consecutive months or for a period of 6 months in any 12 month period) and Executive meets the definition of disability under the Company's disability policies, the Company shall have the option at any time after the Executive is on disability leave to terminate the employment of the Executive hereunder upon not less than thirty (30) days' written notice to the Executive. In addition to the Company's rights set forth in the preceding sentence, if at any

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      time the Company receives the written opinion of two doctors (one doctor to be selected by each of the Company and the Executive, and if such doctors disagree as to whether the Executive is suffering from a long-term disability, a third doctor will be selected mutually by the Executive and the Company, whose determination will be final) that the Executive cannot render satisfactorily the services to be performed by him under this Agreement because of a long-term disability, the Board of Directors of the Company may terminate the Executive's employment hereunder within thirty
      (30) days of receipt of such doctors' reports. The Company can require Executive to have the physical examinations described in the preceding sentence at any time for the purpose of determining whether or not Executive has a long-term disability, and Executive agrees to submit to such examinations upon request of the Company. If the employment of the Executive hereunder is terminated pursuant to this Section 7(c) because of a long-term disability, the Executive shall receive the following from the Company (i) benefits under the Company's long-term disability policy and medical benefits for a period commencing on the Termination Date and ending on Executive's sixty-fifth birthday, (ii) for the first 12 months following disability, $25,000 per month, TAP, Interest Component and Bonus (less amounts received under subparagraph (i) above), and thereafter $10,000 per month (less amounts received under subparagraph (i) above) or such greater amount as the Company's regular disability insurance policy permits, (iii) the rights set forth in Section 4(e) of this Agreement, and
      (iv) at no greater out-of-pocket cost to the Executive than incurred prior to termination, the Company-sponsored Benefits, but only to the extent permitted by such policies or plans. The Executive shall also be entitled to exercise the applicable "put" provision contained in the Stockholders Agreement with respect to shares of Apollo Common Stock owned by the Executive subject to the limitations set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this Section 7(c), the Company and Apollo shall have no further obligations hereunder except as expressly provided under this
      Section 7(c), or as otherwise provided by law.

            (iii) Executive's Health. Executive hereby represents to Apollo and the Company that as of the date of execution of this Agreement, and that to the best of his knowledge, he is in good health and is not aware of any health condition that could lead to a temporary or long-term disability.

            (d) Death. If the Executive dies during the Employment Term, the employment of the Executive hereunder shall terminate immediately upon the death of the Executive. If the employment of the Executive hereunder is terminated pursuant to this Section 7(d), the Company and Apollo shall have no further obligations hereunder after the Termination Date other than the payment to the Executive's estate, legal representatives, heirs, successors, assigns or other beneficiaries of (i) accrued Base Salary (as in effect during the year of such death) up to the date of the

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      Executive's death, (ii) the rights set forth in Section 4(e) of this
      Agreement, and (iii) at no greater out-of-pocket cost to the Executive than incurred prior to termination, the Company-sponsored Benefits, but only to the extent permitted by such policies or plans. The Executive's estate, legal representatives, heirs, successors, assigns or other beneficiaries shall be entitled to the benefit of the exercise of the applicable "put" provision under the Stockholders Agreement with respect to Apollo's Common Stock owned by the Executive at his death subject to the limitations set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this Section 7(d) the Company shall have no further obligations hereunder except as expressly provided under this Section 7(d), or as otherwise provided by law.

            (e) Change of Control. In the event that there is a change of control of the Company, including an Exit Event (as defined in Section 4(b)(iv) hereof) other than a public offering of 20% or more of the common stock of Apollo or the Company (a "Change of Control"), which Change of Control event is being negotiated or takes place at any time during which Executive's full time employment is continuing hereunder, and this Agreement is expressly assumed by the party effecting such Change of Control, the Executive shall subject to the terms hereof continue to render his services to the Company pursuant to Section 3 above, for a period of 18 months from the date of the consummation or closing of the event constituting the Change of Control, even if it is beyond the term of this Agreement, after which period the Executive may elect to discontinue his services to the Company. Notwithstanding any such discontinuance by the Executive, the Company shall continue to pay the Executive his Base Salary plus TAP, in accordance with Section 4 hereof, and shall continue to provide Benefits (as defined in Section 5 hereof) to the Executive, in each case for the remainder of the Employment Term.

            (f) Notice of Termination. Any termination of the Executive's employment by the Company pursuant to Section 7(a), (b), (c) or (d) shall be communicated by a written Termination Notice to the Executive in accordance with Section 11 hereof. For purposes of this Agreement, a "Termination Notice" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            (g) Voluntary Termination. If the Executive voluntarily terminates his employment hereunder, the Company and Apollo shall have no further obligations to the Executive hereunder after the date of voluntary termination other than the payment of Base Salary and TAP accrued and unpaid under Section 4 hereof through the date of voluntary termination, or except as otherwise provided by the

      Stockholders Agreement or by law, except that Performance Options that have vested shall remain vested.

     8. Disclosure of Information. The Executive shall not, during or after the Employment Term, disclose any confidential or proprietary information of the Company to any person, firm, corporation, association, limited liability company, or other entity (other than the Company, its affiliates or subsidiaries or officers thereof or other than as necessary in the performance of his duties as Executive) for any reason or purpose whatsoever, nor shall the Executive make use of any such confidential or proprietary information for his own purpose or for the benefit of any person, firm, limited liability company, corporation or other entity, except the Company. As used in this Section 8, the term "confidential or proprietary information" means all information which is known to the Company or the Executive or to employees, former employees, consultants or others in a confidential relationship with the Company, is specific to the Company or is developed by the Company regarding the industry and relates to matters such as trade secrets, research and development activities, computer or multimedia related software or software concepts in development, books and records, customer lists, vendor lists, suppliers, distribution channels, pricing information and private processes as they may exist from time to time which the Executive acquired or obtained by virtue of work heretofore performed for the Company; provided, that the term "confidential or proprietary information" shall not include (i) information that is or becomes generally available to the public (other than as a result of an unauthorized disclosure by the Executive), (ii) information which must be disclosed by law but only to the extent necessary to comply with such law, and (iii) information which must be disclosed in order for him to carry out his duties under this Agreement but only to the extent necessary to carry out said duties.

     9. Noncompetition. The Executive agrees to the noncompetition provisions set forth in Schedule 4 hereto. The parties mutually agree to the importance of the provisions of Schedule 4 to this Agreement and to Apollo's decision to purchase Intermetrics.

     10. Conflicting Agreements. The Executive hereby represents and warrants to the Company that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound, and (b) the Executive is not required to obtain the consent of any person, firm, corporation, limited liability company or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

     11. Notices. Any notice, request, information or other document to be given under this Agreement to any party by any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier service or transmitted by facsimile machine addressed as follows:

         If to the Company or Apollo:

                Apollo Holding, Inc.
                c/o Joel N. Levy/Peter M. Schulte, L.L.C.
                135 East 57th Street
                New York, New York 10022
                Attention: Peter M. Schulte
                Facsimile No.: (212) 980-2630

         with a copy to:

                Windels, Marx, Davies & Ives
                156 West 56th Street
                New York, New York 10019
                Attention: James P. Conroy, Esq.
                Facsimile No. (212) 262-1215
                             -and-
                Intermetrics, Inc.
                733 Concord Avenue
                Cambridge, Massachusetts 02138
                Attention: Chief Executive Officer
                Facsimile No. (617) 661-4374

         If to the Executive:

                Michael B. Alexander
                32 North Church Road
                Saddle River, New Jersey 07458
                Facsimile No. (201) 818-9626

         or at his then current address included in the employment records of the Company with a copy to:

                Shereff, Friedman, Hoffman & Goodman, LLP
                919 Third Avenue
                New York, New York 10022
                Attention: Gerald Adler, Esq.
                Facsimile No. (212) 758-9526

or to such other address as a party hereto may hereafter designate in writing to the other party, provided that any notice of a change of address shall become effective only upon receipt thereof.

     12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the

Executive and their respective heirs, legal representatives, successors and permitted assigns.

     13. Entire Agreement. This Agreement and the Stockholders Agreement contain the entire understanding between the Company, Apollo and the Executive with respect to the employment of the Executive and supersedes all prior negotiations and understandings between the Company, Apollo and the Executive with respect to the employment of the Executive by the Company. This Agreement may not be amended or modified except by a written instrument signed by the Company, Apollo and the Executive.

     14. Severability. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.

     15. Applicable Law; Submission to Arbitration. This Agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. If there is a conflict between the laws of New York and any other state with respect to this Agreement, the provisions of New York law shall govern, except that with respect to corporate matters concerning Apollo or the Company, Delaware law shall govern.

     Any disputes hereunder which cannot be resolved by negotiation between the parties hereto shall be submitted to, and determined by, arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and the parties hereto agree to be bound by the final award of the arbitration panel (which shall be comprised of three members, one to be selected by each of Apollo and the Executive, and the third to be mutually selected by Apollo and the Executive) in any such proceeding. The arbitration panel shall apply the law of the State of New York. Arbitration may be held in the State of New York, the Borough of Manhattan, or such other place as the parties hereto may mutually agree. Judgment upon the award by the arbitration panel may be entered and enforced in any court having jurisdiction thereof. The arbitration panel may order injunctive relief against any party.

     16. Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

     18. Indemnification.

     (a) The Company and Apollo shall indemnify and hold harmless Executive to the fullest extent permitted by law as it presently exists or may be hereafter amended, if Executive is a party or is threatened to be made party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company or Apollo, or is or was serving at the request of the Company or Apollo any other enterprise as a director, officer, employee or agent; provided, however, the Company and Apollo shall not indemnify Executive for any proceeding initiated by him unless the proceeding was authorized by the Board of Directors. Executive shall not be liable to the Company, Apollo or their stockholders for monetary damages for breach of fiduciary duty as a director, except of liability (i) for any breach of the director's duty of loyalty to Apollo or the Company or their respective stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Executive derived an improper personal benefit. The Company and/or Apollo shall be entitled to direct the defense of any claim for which it is providing indemnification, at the Company's expense. The Company and/or Apollo shall keep Executive informed on a timely basis of the status of all legal proceedings relating to this indemnification and shall provide copies of all documents relating the legal proceedings to Executive or at his request, Executive's legal counsel.

     (b) The Company and Apollo shall also indemnify Executive for advance expenses incurred in connection with any proceeding described above to the fullest extent permitted by Section 145(e) of the General Corporation Law as in effect on the date hereof or as it may be hereafter amended. Expenses incurred in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Apollo and the Company in advance of the final disposition of such action, suit or proceeding, to the extent permitted by law, upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it is ultimately determined, in a final non-appealable judgment of a court of competent jurisdiction, that Executive is not entitled to be indemnified against such expenses. This undertaking by Executive shall be an unqualified general undertaking, but no security for such undertaking will required.

     (c) Executive's right hereunder will be in addition to any indemnification provided to Executive by any law, agreement, Board resolution, provision of the Articles of Incorporation (or Certificate of Incorporation) or By-laws of the Company or Apollo, or otherwise. All of Executive's rights hereunder will continue even after Executive has ceased to be a director, officer, employee or agent of the Company and/or Apollo for any reason, will inure to the benefit of the heirs, executors and administrators of Executive, and will survive termination of this Agreement. Apollo and the Company shall be jointly and severally liable to Executive with respect to any amounts which become due to be paid to or for the benefit of Executive hereunder.

     19. Securities Purchase Agreements. The Executive agrees and he shall cause AFH Partners, L.P. to agree not sell any Securities (as defined in the Stockholders Agreement) if such sale would cause a default under Section 9.7(b)(II) of the Securities Purchase Agreements dated August 31, 1995 between the Company, Apollo and each of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Limited.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           IMT ACQUISITION CORP.

                                           By: /s/ Peter M. Schulte
                                              --------------------------------
                                              Name: Peter M. Schulte
                                              Title: Treasurer

                                           APOLLO HOLDING, INC.

                                           By: /s/ Peter M. Schulte
                                              --------------------------------
                                              Name: Peter M. Schulte
                                              Title: Treasurer

                                              /s/ Michael B. Alexander
                                              --------------------------------
                                              MICHAEL B. ALEXANDER

                                   SCHEDULE 1

EBITDA DEFINITION

     This definition of EBITDA is intended to clearly define earnings derived solely from the normal operations of the Company on a consolidated basis (for the President and the Chief Executive Officer, excluding the earnings which result from the acquisition of any business after the closing ("Closing") of the Merger Agreement).

     EBITDA, with respect to any fiscal period, shall be obtained from the Company's consolidated annual audited income statement and shall be defined as follows:

      (i)   Operating income plus interest income and less interest expense;

     (ii) plus depreciation, amortization and other similar non-cash charges, software development and design and research and development expenses in the aggregate in excess of $100,000 not reimbursed by a third party at the time of the expense;

    (iii) plus consulting fees described in Sections 3(a)(i) and (ii) of the Consulting Agreement between the Company and Joel N. Levy/Peter N. Schulte, L.L.C. and the Consulting Agreement between the Company and the Westgate Capital Co.;

     (iv) plus any charges to income related to the grant, issuance or exercise of stock options to management of, or lenders to, Apollo, the Company or their subsidiaries;

      (v) less extraordinary and nonoperating gains and plus extraordinary and nonoperating losses, including, without limitation, any prepayment penalties resulting from the retirement of debt before its scheduled repayment date;

     (vi) plus any expenses incurred or minus reimbursement received, both net of reserves, in settlement of any claims or other items related to the assets and liabilities of Apollo or the Company for events occurring prior to the closing of the Merger Agreement;

    (vii) plus the special bonuses to be paid to Michael B. Alexander by the Company on September 15, 1996 and September 15, 1997;

   (viii) plus travel, lodging and entertainment expense for Directors of Apollo and the Company;

     (ix) minus gains or plus losses from the sale of assets other than write-offs in the ordinary course of business;

      (x) plus charges amortized or expensed relating to future acquisitions of Apollo or the Company;

     (xi) plus extraordinary litigation expenses and extraordinary legal and accounting expenses;

    (xii) plus amortization or expenses relating to asset write-ups in connection with the acquisition of the Company; and

   (xiii) plus in the first twelve months only, expenses for special consultants, not in the ordinary course, but this adjustment shall be limited to a maximum of $100,000.

     In the event of a loss from a catastrophe or other casualty loss, an act of God (including, but not limited to, fire, flood, wind damage, lightning or other event), industrial sabotage, labor strikes, disputes or work stoppages or any other unforeseen event (whether at the Company or at any of its vendors), which such event or events shall cause a disruption or cessation of all or a portion of the normal business operations of the Company for a period of forty-eight hours or longer, then for purposes of the determination of operating earnings, to the extent that the Company is not reimbursed by its business interruption insurance policy, the final amount will be credited with an amount equal to the product of the daily average operating earnings for the period of the Company's normal business operation for the two most recent fiscal years (as adjusted by an aggregate annual amount [including depreciation and amortization as set forth in Intermetrics' financial statements] of plus $1,915,000 for 1994 and by plus $3,257,000 for 1995, respectively), whichever is larger, and the number of days that the normal business operations were disrupted or ceased.

                    SPECIFIC ANNUAL AND CUMULATIVE TARGETS(1)
                                ($ In Thousands)
         EBITDA LESS INTEREST EXPENSE                          INTEREST
                                                                EXPENSE
  FISCAL                                CUMULATIVE            ASSUMED IN
   YEAR          ANNUAL TARGET            TARGET             ANNUAL TARGET
  ------        ---------------        -------------        ---------------
   1996(2)  (STUB)  $ 1,906              $ 1,906               $  667
   l997(3)            5,002                6,908                1,333
   1998               7,247               14,155                1,321
   1999               7,379               21,534                1,290
   2000               8,330               29,864                1,246
   2001               9,159               39,023                1,183


----------------------

(1) Targets are stated after interest expense. Interest expense is assumed to be 10% for purposes of the target figures and interest expense is based on the scheduled amortization of the senior and subordinated notes; however, the target figures will be increased or decreased by the difference between the 10% interest rate and the actual interest rate.

(2) This achievement will be measured from the date of closing through the end of the fiscal year and pro-rated against a full year achievement target EBITDA less Interest Expense of $3,812.

(3) The stub year (1996) will be added with the first full fiscal year (1997) to determine both the annual and cumulative target for the first of the five fiscal years for which Performance Options may be earned pursuant to
     Section 4(b) of the Employment Agreement.

                           SCHEDULE 2 and SCHEDULE 3

                                   See Tab 25

                                   Schedule 4

                                Non-Competition

     The Executive hereby acknowledges and recognizes his possession of confidential or proprietary information and the competitive nature of the business of Apollo, the Company and any of their direct or indirect subsidiaries (referred to in this Schedule 4, as the "Company") and accordingly agrees that, in consideration of the premises contained herein, he will not, from and after the Employment Term and for a period of three (3) years following the termination of employment for any reason whatsoever under this Agreement, (i) directly or indirectly engage in any Competitive Business (as hereinafter defined), whether such engagement shall be as an employer, officer, director, owner, employee, partner or other participant in any of the (A) states of the United States or (B) other geographic areas outside the United States in which the Company currently, or at any time during Employment Term or the three year period after Executive's termination, is doing business, (ii) assist others in the foregoing clause (i), or (iii) induce employees of the Company to terminate their employment with the Company or engage in any Competitive Business in any of the (A) states of the United States or (B) other geographic areas outside the United States in which the Company currently, or at any time during Employment Term or the three year period after Executive's termination, is doing business. The Executive's ownership of not more than the lesser of $500,000 of value or one quarter of one percent (.25%) of the outstanding capital stock of any public corporation shall not (in itself) be deemed to be engaging in any Competitive Business for purposes of this Section. As used in this Section, the term "Competitive Business" means and includes any business, whether serving government, commercial, private or other customers, in which the Company is engaged in, or proposes to engage in pursuant to actual proposals or bona fide plans to propose, during the period Executive is employed by the Company or the two years prior to the closing of the Merger, including, without limitation

      (i) systems engineering, software design services and software coding including (x) analysis and design, (y) coding development, test and integration and (z) operational support and maintenance;

     (ii) multimedia programming services, development software, computer multimedia systems;

    (iii)   tools for embedded systems development; and

     (iv) software for operation and testing of manufacturing plants and products.

     Executive agrees that during the term of this Agreement, without the prior written consent of the Company, the Executive shall not (i) solicit, employ or otherwise engage, or assist in the solicitation, employment or engagement as an employee, independent consultant or otherwise, any person who is an employee of the Company or was an employee of the Company during the 18 months prior to Executive's termination, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; or (ii) tortiously interfere with the relationship of the Company with any person, including any person who at any time during Executive's employment with the Company was an employee, a customer, a vendor, a supplier or a consultant of, or to, the Company.

     The parties mutually agree to the importance of the provisions of this
Schedule 4 to the Employment Agreement with respect to Apollo's acquisition of the Company pursuant to the Merger Agreement.

                                   SCHEDULE 5


                            Non-Profit Organizations
                     on which Executive serves as a Director

                        1.    National Urban League
                        2.    Bloomfield College
                        3.    A+ For Kids Teachers Foundation
                        4.    Foundation for Minority Interests

                                      -18-